Legg Mason Partners Income Trust
LMP Short Duration Municipal Income Fund


Board approval of management and
subadvisory agreements (unaudited)
At a meeting of the Board of Trustees of Legg
Mason Partners Income Trust (the
Trust) held on November 12-13, 2007, the Board,
including the Board
members who are not considered to be interested
persons of the Trust (the
Independent Board Members) under the Investment
Company Act of 1940, as
amended (the 1940 Act), approved for an annual
period the continuation of the
management agreement (the Management Agreement)
between the Trust and
Legg Mason Partners Fund Advisor, LLC (the
Manager) with respect to the
Legg Mason Partners Short Duration Municipal
Income Fund, a series of the
Trust (the Fund), and the sub-advisory agreement
(the Sub-Advisory
Agreement) between the Manager and Western Asset
Management Company
(the Subadviser), an affiliate of the Manager,
with respect to the Fund.
Background
The Board received information in advance of the
meeting from the Manager to
assist it in its consideration of the Management
Agreement and the Sub-
Advisory Agreement and was given the opportunity
to ask questions and
request additional information from management.
The Board received and
considered a variety of information about the
Manager, the Subadviser and the
Funds distributor (and any distributors affiliated
with the Fund during the past
two years), as well as the management, sub-
advisory and distribution
arrangements for the Fund and other funds overseen
by the Board, certain
portions of which are discussed below. The
presentation made to the Board
encompassed the Fund and all funds for which the
Board has responsibility.
The discussion below covers both the advisory and
the administrative functions
being rendered by the Manager, both of which
functions are encompassed by
the Management Agreement, as well as the advisory
functions rendered by the
Subadviser pursuant to the Sub-Advisory Agreement.
Board approval of management agreement and sub-
advisory agreement
The Independent Board Members were advised by
separate independent legal
counsel throughout the process. Prior to voting,
the Independent Board
Members received a memorandum from their
independent legal counsel
discussing the legal standards for their
consideration of the proposed
continuation of the Management Agreement and the
Sub-Advisory Agreement.
The Independent Board Members also discussed the
proposed continuation of
the Management Agreement and the Sub-Advisory
Agreement in private
sessions with their independent legal counsel at
which no representatives of
the Manager were present. In approving the
Management Agreement and Sub-
Advisory Agreement, the Board, including the
Independent Board Members,
considered a variety of factors, including those
factors discussed below. No
single factor reviewed by the Board was identified
by the Board as the principal
factor in determining whether to approve the
Management Agreement and the
Sub-Advisory Agreement, and each Board Member
attributed different weight
to the various factors.
Nature, extent and quality of the services under
the management
agreement and sub-advisory agreement
The Board received and considered information
regarding the nature, extent
and quality of services provided to the Fund by
the Manager and the Subadviser
under the Management Agreement and the Sub-
Advisory Agreement,
respectively, during the past two years. The Board
noted information received
at regular meetings throughout the year related to
the services rendered by the
Manager in its management of the Funds affairs and
the Managers role in
coordinating the activities of the Funds other
service providers. The Boards
evaluation of the services provided by the Manager
and the Subadviser took
into account the Boards knowledge and familiarity
gained as Board members
of funds in the Legg Mason Partners fund complex,
including the scope and
quality of the investment management and other
capabilities of the Manager
and the Subadviser and the quality of the Managers
administrative and other
services. The Board observed that the scope of
services provided by the
Manager and the Subadviser had expanded over time
as a result of regulatory
and other developments, including maintaining and
monitoring their own and
the Funds expanded compliance programs. The Board
reviewed information
received from the Manager and the Subadviser
regarding the Funds
compliance policies and procedures established
pursuant to Rule 38a-1 under
the 1940 Act.
The Board reviewed the qualifications, backgrounds
and responsibilities of the
Funds senior personnel and the portfolio
management team primarily
responsible for the day-to-day portfolio
management of the Fund. The Board
also considered the degree to which the Manager
implemented organizational
changes to improve investment results and the
services provided to the Legg
Mason Partners fund complex. The Board also
considered, based on its
knowledge of the Manager and its affiliates, the
financial resources available to
Legg Mason, Inc., the parent organization of the
Manager and the Subadviser.
The Board considered the division of
responsibilities between the Manager and
the Subadviser and the oversight provided by the
Manager. The Board also
considered the Managers and the Subadvisers
brokerage policies and
practices. In addition, management also reported
to the Board on, among other
things, its business plans, organizational changes
and portfolio manager
compensation plan.
The Board concluded that, overall, the nature,
extent and quality of services
provided (and expected to be provided) under the
Management Agreement and
the Sub-Advisory Agreement were satisfactory.
Fund performance
The Board received and considered performance
information for the Fund as
well as for a group of funds (the Performance
Universe) selected by Lipper,
Inc. (Lipper), an independent provider of
investment company data. The
Board was provided with a description of the
methodology Lipper used to
determine the similarity of the Fund with the
funds included in the
Performance Universe. The Board also noted that it
had received and
discussed with management information throughout
the year at periodic
intervals comparing the Funds performance against
its benchmark.
The information comparing the Funds performance to
that of its Performance
Universe, consisting of all retail and
institutional funds classified as short
intermediate
municipal debt funds by Lipper, showed, among
other data, that
the Funds performance for the 1-year period ended
June 30, 2007 was below
the median and that performance for the 3-year
period ended June 30, 2007
was in line with the median. The Board noted the
explanations from the
Manager concerning the underperformance versus the
peer group.
Based on its review, which included careful
consideration of all of the factors
noted above, the Board concluded that it will
continue to evaluate the Funds
performance and any actions taken by the Manager
to improve performance.
Management fees and expense ratios
The Board reviewed and considered the contractual
management fee (the
Contractual Management Fee) payable by the Fund to
the Manager in light of
the nature, extent and quality of the management
and sub-advisory services
provided by the Manager and the Subadviser. The
Board also reviewed and
considered that fee waiver and/or expense
reimbursement arrangements are
currently in place for the Fund and considered the
actual fee rate (after taking
waivers and reimbursements into account) (the
Actual Management Fee) and
that the Manager had agreed to continue its fee
waivers and reimbursements
until further notice. In addition, the Board noted
that the compensation paid to
the Subadviser is paid directly by the Manager,
not the Fund, and, accordingly,
that the retention of the Subadviser does not
increase the fees or expenses
otherwise incurred by the Funds shareholders.
Additionally, the Board received and considered
information comparing the
Funds Contractual Management Fees and Actual
Management Fee and the
Funds overall expenses with those of funds in both
the relevant expense group
and a broader group of funds, each selected and
provided by Lipper. The Board
also reviewed information regarding fees charged
by the Manager to other U.S.
clients investing primarily in an asset class
similar to that of the Fund,
including, where applicable, separate accounts.
The Manager reviewed with the Board the
differences in scope of services
provided to the Fund and to these other clients,
noting that the Fund is
provided with administrative services, office
facilities, Fund officers (including
the Funds chief executive, chief financial and
chief compliance officers), and
that the Manager coordinates and oversees the
provision of services to the
Fund by other Fund service providers. The Board
considered the fee
comparisons in light of the differences in the
services required to manage
these different types of accounts. The Board also
considered and discussed
information about the Subadvisers fees, including
the amount of the
management fees retained by the Manager after
payment of the subadvisory
fee. The Board also received an analysis of
complex-wide management fees
provided by the Manager, which, among other things,
set out a framework of
fees based on asset classes.
Management also discussed with the Board the Funds
distribution
arrangements. The Board was provided with
information concerning revenues
received by and certain expenses incurred by
distributors affiliated with the
Fund during the past two years and how the amounts
received by the
distributors were paid during that period.
The information comparing the Funds Contractual
and Actual Management
Fees as well as its actual total expense ratio to
its Expense Group, consisting of
a group of retail front-end load funds (including
the Fund) classified as short intermediate
municipal debt funds and chosen by Lipper to be
comparable to
the Fund, showed that the Funds Contractual Fee
was at the median and the
Actual Management Fee (which reflects a fee
waiver) was below the median.
The Board noted that the Funds actual total
expense ratio was above the
median. The Board also noted that the Manager was
continuing its voluntary
waiver until further notice, resulting in the same
net effective fee as currently
in place, which is lower than the current
contractual fee.
Taking all of the above into consideration, the
Board determined that the
management fee and the subadvisory fees for the
Fund were reasonable in
light of the nature, extent and quality of the
services provided to the Fund
under the Management Agreement and the Sub-
Advisory Agreement.
Manager profitability
The Board received and considered an analysis of
the profitability of the
Manager and its affiliates in providing services
to the Fund. The Board also
received profitability information with respect to
the Legg Mason Partners fund
complex as a whole. In addition, the Board
received information with respect to
the Managers allocation methodologies used in
preparing this profitability
data, as well as a report from an outside
consultant that had reviewed the
methodologies. The profitability of the Manager
and its affiliates was
considered by the Board and determined not
excessive in light of the nature,
extent and quality of the services provided to the
Fund and the type of fund.
Economies of scale
The Board received and discussed information
concerning whether the
Manager realizes economies of scale as the Funds
assets grow. The Board
noted that the Funds Contractual Management Fee is
approximately
equivalent to the asset-weighted average of
management fees paid by the
funds in the Expense Group at all asset levels and
that the Actual Management
Fee is below the median of the Expense Group. The
Board also considered the
effect of the Funds growth and size on its
performance and fees, noting that if
the Funds assets increase over time, certain
expenses, such as fees for Board
members, auditors and legal fees, become a smaller
percentage of overall
assets. The Board also considered the fee waivers
by the Manager and the fact
that the Manager pays the subadvisory fee out of
the management fee. The
Board determined that the management fee structure
was reasonable.
Other benefits to the manager and the subadviser
The Board considered other benefits received by
the Manager, the Subadviser
and their affiliates as a result of their
relationship with the Fund, including the
opportunity to offer additional products and
services to Fund shareholders.
In light of the costs of providing investment
management and other services to
the Fund and the ongoing commitment of the Manager
and the Subadviser to
the Fund, the Board considered that the ancillary
benefits that the Manager
and its affiliates received were reasonable.
* * *
In light of all of the foregoing, the Board determined that the continuation of each of the Management Agreement and the Sub-
Advisory Agreement would
be in the best interests of the Funds shareholders and approved the continuation of such agreements for another year.